Exhibit 99.1

Medical Staffing Network Holdings to Present at Deutsche Bank Securities 2008 Small and Mid Cap Growth Conference

BOCA RATON, Fla.--(BUSINESS WIRE)--Medical Staffing Network Holdings, Inc. (NYSE: MRN), the third largest diversified healthcare staffing company as measured by revenues, announced today that management will give a presentation at the Deutsche Bank Securities 2008 Small and Mid Cap Growth Conference on Friday, February 15, 2008, at 12:00 p.m. Eastern Time at the Ritz-Carlton in Naples, Florida.

The Company also announced that a live broadcast of its conference presentation will be available on Friday, February 15, 2008, at 12:00 p.m. Eastern Time. To access the broadcast, as well as the Company’s slide presentation for the conference, listeners should go to the Investor Relations section of the Company’s website, http://www.msnhealth.com, approximately 15 minutes prior to the event to register and download any necessary software, Microsoft Media Player or RealPlayer. For those unable to hear the live broadcast, a replay will be available after the presentation for 30 days at the same website address.

Company Summary

Medical Staffing Network Holdings, Inc. is the third largest diversified healthcare staffing company in the United States as measured by revenues. The Company is the leading provider of per diem nurse staffing services and is also a leading provider of travel, allied health and vendor managed services.

CONTACT:
Medical Staffing Network Holdings, Inc.
Jeff Yesner, Vice President, Finance, 561-322-1303